Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI ANNOUNCES PRICING OF 4 MILLION SHARE PUBLIC OFFERING
Tempe, AZ — March 23, 2006 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced the pricing of its public offering of 4,000,000 shares of its common stock at $27.75 per share. Net proceeds are expected to be approximately $104,520,000. The Company has granted to the underwriters a 30-day option to purchase up to an additional 600,000 shares of Mobile Mini common stock to cover over-allotments, if any. The common stock was registered for offer and sale on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, by the Company’s registration statement on Form S-3 (Registration No. 333-124612) previously filed with the Securities and Exchange Commission.
The Company plans to use approximately $57,487,500 of the net proceeds to pay down 35% of the $150 million aggregate principal amount outstanding 9.5% Senior Notes due 2013 at a redemption price of $109.50, plus accrued and unpaid interest. Mobile Mini intends to use the remainder of the net proceeds to repay a portion of the outstanding balances under its recently amended and restated $350 million revolving line of credit.
CIBC World Markets Corp. and Deutsche Bank Securities Inc. are joint book-running managers with Needham & Company LLC and America’s Growth Capital LLC serving as co-managers for the common stock offering. When available, copies of the final prospectus supplement may be obtained from CIBC World Markets Corp.— Prospectus Department, 425 Lexington Ave. 5th Floor, New York, NY 10017, 212/667-7200 or 866/895-5637, useprospectus@us.cibc.com; Deutsche Bank Securities Inc. — Prospectus Department, 1251 Avenue of the Americas 29th Floor, New York, NY 10017, prospectusrequest@list.db.com; Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, 212/371-8300; America’s Growth Capital, 4 Embarcadero Center, 15th Floor, San Francisco, CA 94111, 415/869-6783, mbang@americasgc.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The completion of the offering is subject to customary closing conditions.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com
####